AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

PURSUANT TO RULE 12B-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

NORTHERN LIGHTS FUND TRUST II

On behalf of its series

WOA All Asset I

AMENDED AND RESTATED DISTRIBUTION AND SHAREHOLDER SERVICING PLAN effective as of November 26, 2012 by and between Northern Lights Fund Trust II (the "Trust") on behalf of its separate series, WOA All Asset I, (the “Fund”) and the distributor for the Fund, Northern Lights Distributors, LLC (the “DISTRIBUTOR”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company which offers for public sale separate series of shares of beneficial interest, each corresponding to the distinct series/Funds which may be further divided into separate classes of shares (the "Shares"); and

WHEREAS, the Trust previously adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act (the “Plan”) on behalf of the Fund by the Trust’s Board of Trustees (the “Board”) on August 11, 2011 pursuant to which the Trust, with respect to the Fund, will pay a distribution fee to DISTRIBUTOR in connection with the distribution of Fund Shares; and

WHEREAS, the Trust desires to amend the Plan with respect to the Shares of the Fund to clarify that the Plan provides for distribution and shareholder services, to clarify that the distribution and shareholder servicing fee may fall within a range of up to 0.10%, on an annualized basis, of the average net assets and to make such other ministerial changes designed to facilitate the administration of the Plan, and Board, including those Board members who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Trustees”) have determined that there is a reasonable likelihood that adoption of this amended Plan will benefit the Fund and its shareholders; and

WHEREAS, the Trust has entered into an Underwriting Agreement (the "Underwriting Agreement") with DISTRIBUTOR pursuant to which DISTRIBUTOR has agreed to serve as the distributor of the Shares of the Fund; and

WHEREAS, DISTRIBUTOR desires to serve as distributor of the Shares and to provide, or arrange for the provision of services pursuant to the Plan;

NOW THEREFORE, the parties agree as follows:

1.  A. The Fund is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's sales, promotional activities and/or shareholder services provided under this Plan, a fee at the rate of up to 0.10%, on an annualized basis of the average net assets attributable to Class I Shares of the Fund.  Such fees are to be paid by the Fund monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon the Fund’s average daily net assets during the preceding month, and shall be calculated and accrued daily. DISTRIBUTOR shall use such fee, among other things, to make the payments contemplated by Paragraph 2(B) below and to pay interest and principal where such payments have been financed.

B. The Fund may pay fees to DISTRIBUTOR at a lesser rate than the fees specified in Paragraph 1.A. of this Plan as agreed upon by the Board and DISTRIBUTOR and as approved in the manner specified in clauses (a) and (b) of Paragraph 3 of this Plan.

2.  A. The Trust hereby authorizes DISTRIBUTOR to enter into agreements with certain securities dealers or brokers, administrators and others ("Recipients") to provide compensation to such Recipients based on the net asset value of shares of the Fund held by clients or customers of that Recipient, for activities and services of the type referred to in Paragraph (B) of this Paragraph 2.  DISTRIBUTOR may also make payments to the investment adviser of the Fund for reimbursement of marketing related expenses and/or compensation for administrative assistance.

B. DISTRIBUTOR shall provide, or arrange for Recipients with which DISTRIBUTOR has entered into agreements to provide, distribution and/or shareholder services. The services may include assistance in the offering and sale of shares of the Fund and in other aspects of the marketing of the shares to clients or prospective clients of the respective Recipients including any advertising or marketing services provided by or arranged by DISTRIBUTOR with respect to the Fund.

3.  This Plan shall not take effect with respect to the Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) the Independent Trustees.

4.  This Plan may continue in full force and effect with respect to the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in clauses (a) and (b) of Paragraph 3.

5.  DISTRIBUTOR shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Fund by DISTRIBUTOR under this Plan and the purposes for which such expenditures were made.

6.  The Trust or the Fund may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

7. The Trust or the Fund may terminate any agreement related to this Plan, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days written notice to the other parties to such agreement.  In addition, any agreement related to this Plan shall terminate automatically in the event of its assignment.

8.  This Plan may not be amended to increase materially the amount of fees to be paid by the Fund unless such amendment is approved by a vote of a majority of the outstanding shares of the Fund, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in clauses (a) and (b) of Paragraph 3 hereof.

9.  The amount of fees payable by the Fund to DISTRIBUTOR under this Plan and the amounts received by DISTRIBUTOR under the Underwriting Agreement may be greater or lesser than the expenses actually incurred by DISTRIBUTOR on behalf of the Fund in serving as distributor of the Shares. The distribution and shareholder servicing fees with respect to the Fund will be payable by the Fund to DISTRIBUTOR until either this Plan or the Underwriting Agreement is terminated or not renewed with respect to the Shares of the Fund.

10.  While this Plan is in effect, the selection and nomination of the Independent Trustees shall be made solely at the discretion of the Independent Trustees.

11. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meanings as those terms have in the 1940 Act.

12. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

13. The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or the Fund under this Plan, and DISTRIBUTOR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of any such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust and DISTRIBUTOR have made this Plan effective as of the date first set forth above.

NORTHERN LIGHTS FUND TRUST II

On behalf of its separate series

WOA All Asset I

Attest: /s/ James Ash

By: /s/ Andrew Rogers

James P. Ash

                 Andrew Rogers

            Secretary

  President

NORTHERN LIGHTS DISTRIBUTORS, LLC

As Distributor

Attest:  /s/ Mike Nielsen

By: /s/ Brian Nielsen

Mike Nielsen

      Brian Nielsen

            Chief Compliance Officer

  President